UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2008

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction	(Commission	(I.R.S. Employer Identification No.)
of incorporation)	File Number)

5050 Lincoln Drive
Edina, Minnesota		55436-1097
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 8, 2008, Alliant Techsystems Inc., a Delaware corporation (“ATK”), entered into a Purchase Agreement (the “Purchase Agreement”) with MacDonald, Dettwiler and Associates Ltd., a Canadian corporation (“MDA”), 0807865 B.C. Ltd., a Canadian corporation and a wholly-owned subsidiary of ATK (“Can AcquisitionCo”), and ATK Space Systems Inc., a Delaware corporation and a wholly-owned subsidiary of ATK (“US AcquisitionCo”).

Under the terms of the Purchase Agreement, US AcquisitionCo and Can AcquisitionCo will acquire MDA’s information systems and geospatial services businesses through the acquisition of certain assets of MDA and all of the shares of certain subsidiaries of MDA and the assumption of certain liabilities relating to the acquired businesses, for an aggregate purchase price of $1.325 billion Canadian dollars, subject to a post-closing working capital adjustment (the “Transaction”).  The businesses to be acquired include space-based radar systems, space robotics, satellite systems, and imaging satellite ground stations and processing, and capabilities in satellite payloads, C4ISR, and geospatial services.

The Transaction has been approved by the Board of Directors of each of ATK and MDA.  The Transaction is subject to approval by the shareholders of MDA and other closing conditions, including without limitation, the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and approval under the Canadian Competition Act and other similar notification laws or regulations of various governmental entities.  The Purchase Agreement contains representations and warranties from each party to the other, which will survive the closing for specified time periods and which are backed by indemnities.   The Purchase Agreement also contains termination rights for both ATK and MDA under certain circumstances, which, in some cases, would result in the payment of a termination fee of $40 million Canadian dollars by MDA to ATK and the reimbursement of up to $2.5 million Canadian dollars of expenses incurred by ATK in connection with the Transaction.  ATK has arranged committed financing to support the Transaction.  The parties intend to close the Transaction as expeditiously as possible but, in any event, on or before June 30, 2008.

A copy of the Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by this reference.  The description of the Purchase Agreement above is qualified in its entirety by reference to the full text of the Purchase Agreement.  There can be no assurance that the transactions contemplated by the Purchase Agreement will be consummated.

A copy of the press release announcing the Purchase Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Certain statements made and information contained in this report constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Forward-looking statements in this report include, without limitation, the availability of financing and the anticipated closing of the Transaction. Factors that could cause or contribute to such differences include, but are not limited to, the ability to obtain required regulatory approvals of the transaction or satisfy other conditions to the transaction; the failure of MDA shareholders to approve the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; the availability of financing and the costs thereof.  For further information on factors that could impact ATK and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits. Exhibit 2.1 is filed with this Current Report on Form 8-K and Exhibit 99.1 is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Purchase Agreement dated as of January 8, 2008, among Alliant Techsystems Inc., 0807865 B.C. Ltd., ATK Space Systems Inc. and MacDonald, Dettwiler and Associates Ltd.

99.1	Press Release issued by Alliant Techsystems Inc. on January 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2008	ALLIANT TECHSYSTEMS INC.

	By:	/s/ KEITH D. ROSS
Keith D. Ross
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

2.1	Purchase Agreement dated as of January 8, 2008, among Alliant Techsystems Inc., 0807865 B.C. Ltd., ATK Space Systems Inc. and MacDonald, Dettwiler and Associates Ltd.

99.1	Press Release issued by Alliant Techsystems Inc. on January 8, 2008.